Exhibit 21

SUBSIDIARIES OF SAUL CENTERS, INC.

11503 Rockville Pike LLC

Ashburn Village Center LLC

Avenel Business Park, LLC

Avenel VI Inc.

Briggs Chaney Plaza, LLC

Clarendon Center LLC

Cranberry Square LLC

Cranberry Square Subsidiary LLC

Kentlands Lot 1, LLC

Kentlands Square, LLC

Kentlands Square Subsidiary LLC

Leesburg Pike Plaza LLC

Metro Pike Center, LLC

Ravenwood Shopping Center LLC

Saul Holdings Limited Partnership

Saul Monocacy, LLC

Saul QRS, Inc.

Saul Subsidiary I Limited Partnership

Saul Subsidiary II Limited Partnership

Severna Park MarketPlace LLC

Severna Park MarketPlace Subsidiary LLC

Smallwood Village Center, LLC

Thruway Shopping Center LLC

Westview Village Center, LLC